EXHIBIT 4.9

Exhibit 4.9

INSTRUMENT OF
AMENDMENT TO THE
MDU RESOURCES GROUP, INC.
401(k) RETIREMENT PLAN

1.  Effective March 1, 2007, the MDU Resources Group, Inc. 401(k) Retirement Plan, as amended and restated effective December 1, 2006, (the “Plan”), is hereby amended by replacing Supplement D-11 to the Plan Document in its entirety  with the following:

Supplement D-11 to the Plan Document

Provisions Relating to the
Knife River Corporation - South
Profit Sharing Feature

1.
Introduction.  Effective January 1, 2007, Young Contractors, Inc., now known as Knife River Corporation-South (“KRC-South”), effective March 1, 2007, a Participating Affiliate in the Plan, established the profit sharing feature described in this Supplement.  The profit sharing feature, effective as of January 1, 2007, is in addition to the Matching Contributions provided by KRC-South pursuant to the Plan.

2.
Eligibility to Share in Profit Sharing Contribution.  In order to share in the allocation of any profit sharing contribution made by KRC-South pursuant to Paragraph 3 below for a given Plan Year, Participants employed by KRC-South must complete 1,000 Hours of Service in that Plan Year and be an Active Employee of KRC-South on the last day of the Plan Year.  However, any Eligible Employee who transfers to Knife River Corporation or any of its operating companies during the Plan Year and is employed by that company on the last day of the Plan Year will be eligible to receive a pro-rated profit sharing contribution for the portion of the Plan Year during which the Participant was employed by KRC-South so long as the Eligible Employee has completed 1,000 Hours of Service cumulatively during the Plan Year.  Participants who meet the preceding requirement are referred to herein as “Supplement D-11 Participants.”

For purposes of this Supplement, an “Active Employee” means an employee who is still on the payroll or has been temporarily laid off or who terminated employment due to Disability, Death, or Retirement on or after Normal Retirement Date during such Plan Year, but does not mean an employee whose employment otherwise has terminated effective on or before December 31 of that Plan Year.

3.
Amount of Profit Sharing Contributions, Allocation.  For each Plan Year, the Board of Directors of KRC-South, in its discretion, shall determine the amount (if any) of profit sharing contributions to be made to the Plan based upon the profitability of KRC-South.  The amount of any such contribution for a Plan Year shall be allocated to Supplement D-11 Participants, based upon their Compensation, excluding bonuses, received while employed by KRC-South for that Plan Year.

4.
Vesting.  Notwithstanding anything in Section 4.2 to the contrary, Supplement D-11 Participants shall be vested in their Profit Sharing Accounts only upon completing three (3) Years of Vesting Service as defined below.

A “Year of Vesting Service” means a Plan Year in which the Supplement D-11 Participant completes at least 1,000 Hours of Service.  In addition, service with KRC-South, the Company and all Affiliates that occurred prior to the effective date of Supplement D-11 shall be recognized for purposes of this Paragraph, applying these rules as if KRC-South (and its affiliates at that time) were Affiliates under the Plan. Notwithstanding the foregoing, a Participant shall be fully vested in his or her Profit Sharing Account upon Death, Disability, or attaining age 65.

5.	Use of Terms. Terms used in this Supplement D-11 shall, unless defined in this Supplement D-11 or elsewhere noted, have the meanings given to those terms in the Plan.

6.
Inconsistencies with the Plan.  The terms of this Supplement D-11 are a part of the Plan and supersede the provisions of the Plan to the extent necessary to eliminate inconsistencies between the Plan and the Supplement D-11.

Explanation: This amends Supplement D-11 of the Plan to reflect the name change to Knife River Corporation-South from Young Contractors, Inc., effective March 1, 2007.

2.  Effective April 1, 2007, the MDU Resources Group, Inc. 401(k) Retirement Plan (as amended and restated effective December 1, 2006)  is hereby amended by replacing Supplement D-28 to the Plan Document in its entirety with the following:

MDU RESOURCES GROUP, INC. 401(k) RETIREMENT PLAN
Supplement D-28 to Plan Document

Provisions Relating to the
Knife River Midwest, LLC Profit Sharing Feature

1.
Introduction.  Effective April 1, 2004, Fred Carlson Company LLC, now known as Knife River Midwest, LLC, effective April 1, 2007, a Participating Affiliate in the Plan, established the profit sharing feature described in this Supplement.  The profit sharing feature, effective as of April 1, 2004, is in addition to the Standard Matching Contributions provided by Knife River Midwest, LLC pursuant to the Plan.

2.
Eligibility to Share in Profit Sharing Contributions.  In order to share in the allocation of any profit sharing contribution made by Knife River Midwest, LLC pursuant to Paragraph 3 below for a given Plan Year, Participants employed by Knife River Midwest, LLC must complete 1,000 Hours of Service in that Plan Year. Participants who meet the preceding requirements are referred to herein as “Supplement D-28 Participants.”

3.
Amount of Profit Sharing Contributions, Allocation.  For each Plan Year, the Board of Directors of Knife River Midwest, LLC, in its discretion, shall determine the amount (if any) of profit sharing contributions to be made to the Plan based upon the profitability of Knife River Midwest, LLC. The amount of any such contribution for a Plan Year shall be allocated to Supplement D-28 Participants based upon their Compensation, excluding bonuses, received while employed by Knife River Midwest, LLC for that Plan Year.

4.
Vesting.  Notwithstanding anything in Section 4.2 to the contrary, Supplement D-28 Participants shall be vested in their Profit Sharing Accounts only upon completing three (3) years of Vesting Service as defined below.

A “Year of Vesting Service” means a Plan Year in which the Supplement D-28 Participant completes at least 1,000 Hours of Service. In addition, service with Knife River Midwest, LLC, the Company, and all Affiliates that occurred prior to the effective date of Supplement D-28 shall be recognized for purposes of this Paragraph, applying these rules as if Knife River Midwest, LLC (and its affiliates at that time) were Affiliates under the Plan. Notwithstanding the foregoing, a Participant shall be fully vested in his or her Special Contribution account upon his or her Disability or upon attaining age 65.

5.	Use of Terms. Terms used in this Supplement D-28 shall, unless defined in this Supplement D-28 or elsewhere noted, have the meanings given to those terms in the Plan.

6.
Inconsistencies with the Plan.  The terms of this Supplement D-28 are a part of the Plan and supersede the provisions of the Plan to the extent necessary to eliminate inconsistencies between the Plan and the Supplement D-28.

Explanation: This amends Supplement D-28 to reflect the name change to Knife River Midwest, LLC from Fred Carlson Company LLC, effective April 1, 2007. This also amends Supplement D-28 to remove Roverud Construction, Inc. and Pederson Brothers of Harmony, Inc. as mentioned separate divisions of Knife River Midwest, LLC.

IN WITNESS WHEREOF, MDU Resources Group, Inc., as Sponsoring Employer of the Plan, has caused this Supplement to be duly executed by a member of the MDU Resources Group, Inc. Employee Benefits Administrative Committee (“EBAC”) on this 30th day of May, 2007.

MDU RESOURCES GROUP, INC. EMPLOYEE BENEFITS ADMINISTRATIVE COMMITTEE

By:	/s/ Cindy C. Redding
Cindy C. Redding, Chairman